UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 23, 2005


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

    10201 Centurion Parkway North Suite 600                  32256
            Jacksonville, FL 32256
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)



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ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On August 23, 2005 the Company completed a sale, of approximately 1, 815,989 shares of its common stock for an aggregate purchase price of approximately $17.523 million. The share prices received from various parties ranged from $3.50 net of fees to $20.00 per share with the sums received varying in part as the common stock market price of free trading shares fluctuated in the market. 100,000 warrants were issued at $11.51 per share strike price expiring 6-30-06. The Company received funds net of all transaction costs. The Company negotiated the purchase price with all of those investors, based upon the market price of the securities at the time of the negotiation and with an appropriate discount for the restrictions on resale. Its common stock was issued to sophisticated, accredited foreign investors or foreign corporations in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended. Each had access to financial information available in public markets and was given the opportunity to review the Company's books, records and other information that they requested. The Company will use a substantial portion of the funds at its Gizmondo Europe Ltd. subsidiary to buy critical game content for its Gizmondo multi-entertainment device and for future increased launch and marketing expenses.

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products, game content and other content for the Gizmondo, and services to the Company including strategic partners, suppliers, distributors, independent contractors and employees, fund raising finders fees and professional advisors. The Company anticipates that it will continue this practice. The Company issued approximately 2,975,475 shares to such service providers and employees principally relating to launching the Gizmondo product and expensed approximately $15.9 million for these services in second quarter and third quarter of 2005. The share issuances transactions are non cash and do not negatively affect cash flow of the Company. Included in the above number and issued in negotiated arms length transactions was 120,000 shares related to a provider of endorsements and entertainment services, 30,000 issued in settlement of litigation, 1,000,000 in consulting services related to shares, 216,892 to employees and independent contractors for performance milestone achievement bonuses, 1,100,000 shares in connection with loans made by others to Gizmondo, and the balance issued in connection with the Gizmondo product launches to entities associated with the launches in various regions, with the balance issued to miscellaneous vendors and providers of services to the Company's Gizmondo facility.

The Company also issued 1,027,069 to be held as security for two loans made originally in May 2005, by two separate entities, that are shareholders of the Company, provided an aggregate total of approximately $21.2 million in short term loans to Gizmondo Europe. These loans are now repayable in full by September 30, 2005, and are guaranteed by the Company and by two executive officers of the Company.

Following the issuance of the shares pursuant to the transactions described in this Form 8K, the Company anticipates that it will have outstanding approximately 60.5 million common shares and warrants to purchase an aggregate of 595,525 common shares, at exercise prices ranging from $5.00 to $11.25, including cashless warrants, expiring from June 30, 2006 to September 30, 2009.

Item 8.01 Other Events: Periodic filings update and Litigation updates.

The Company filed a 12B-25 to extend its filings dates to April 15, 2004 for its Report on Form 10K for the year ended December 31, 2004. At that time the Company anticipated meeting that deadline. In Report on Form 8K dated April 28, 2005, the Company indicated that it had retained Marshall Stevens to provide a valuation report to be used in connection with finalizing the audit. That report is now completed. The Company also retained BDO Stoy Haywood in June 2005 as a consultant to complete its compliance required by section 404 of the Sarbanes-Oxley Act of 2002. Report on Form 10K for year ended 2004. That 404 compliance process is now concluded. The Company now anticipates filing its Reports on Form 10K and 10Q's year ended 2004 and for first and second quarters ended March 31 and June 30, 2005 respectively during September 2005.

The Company's previously disclosed lawsuit with between the Company and Jordan Racing where Jordan sued the Company for $3 million. The Company settled the case in July 2005 in an out of court mediation by the payment of $1,500,000 in cash and the issuance of 30,000 shares of the Company's restricted common stock.

In August 2005 the Company filed an action against Integra SP Holdings Limited and Integra SP Nominee Limited (collectively "Integra) seeking a declaratory judgment that a stock purchase agreement between the Company and Integra had been properly terminated by the Company. In November 2004 the Company entered into an agreement with Integra to acquire all of the outstanding share capital of Integra SP Holdings Limited Company common stock with a market value of approximately $35 million based on $14.06 per share. The agreement, which was amended in January 2005, required the satisfaction of numerous conditions in order to close. Several of those conditions were not satisfied and on July 7, 2005, the Company notified Integra that it had elected to terminate the agreement. In connection with entering into the agreement the Company had also loaned Integra 800,000 pounds sterling under a debenture providing for loans by the Company of up to $1,000,000 pounds sterling secured by Integra's intellectual property rights. Termination of the stock purchase agreement entitles the Company to demand payment on the debenture with 60 days notice, which the Company did on July 7, 2005. The action was filed in Florida State Court and has been removed by Integra to the U. S. District Court, Middle District of Florida, and Jacksonville Division.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.


               The press releases issued by the Company since May 4, 2005 to and including August 27, 2005, are attached hereto as
          Exhibit 99.1


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender       Chief Executive Officer         August 29, 2005
------------------------
    Michael W. Carrender